Exhibit 10.50

2010 LONG TERM INCENTIVE PLAN

AWARD AGREEMENT

THIS 2010 LONG TERM INCENTIVE PLAN AWARD AGREEMENT (the “LTIP Agreement”), is made effective as of the 10th day of February, 2010, between Graham Packaging Company Inc., a Delaware corporation (hereinafter called the “Company”), and [NAME] (hereinafter called the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Graham Packaging Company Inc. 2010 Long Term Incentive Plan (the “LTIP”), which LTIP is incorporated herein by reference and made a part of this LTIP Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the LTIP; and

WHEREAS, it has been determined that it would be in the best interests of the Company and its shareholders to grant the LTIP Award provided for herein to the Participant pursuant to the LTIP and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. LTIP Award. Exhibit A sets forth the LTIP Performance Period, the Participant’s LTIP Target Award and the methodology used to determine the total number of Units payable under this Agreement upon satisfaction of the LTIP Performance Goals. Each Unit granted pursuant to this LTIP Agreement shall correspond to an equal number of shares of Company common stock (the “Shares”) and is valued by reference to the Fair Market Value of such Shares on any applicable date.

2. Certification of Achievement. The Committee shall determine whether the Participant has satisfied the LTIP Performance Goal in accordance with the terms of the LTIP. The Committee shall determine whether the LTIP Performance Goals have been met and, if they have, shall so certify within 60 days after the expiration of the LTIP Performance Period (the “Certification Date”).

3. Change in Control. Upon a Change in Control, the Participant shall receive an LTIP Award at the Maximum LTIP Performance Goal level.

4. Payment of Performance Goals.

(a) Participant must be employed by the Company or an Affiliate on the Certification Date to receive payment of the LTIP Award.

(b) The LTIP Awards shall be payable in cash within 15 days after the Certification Date. However, if the Participant is subject to a Share ownership requirements established by the Company as of the payment date, then the LTIP Award shall be payable, as determined in the sole and absolute discretion of the Committee, in Shares up to the number of Shares necessary to meet the Participant’s Share ownership requirements. Any portion of the LTIP Award not paid in Shares will be paid in cash. Notwithstanding any thing to the contrary, all LTIP Awards that become payable upon a Change in Control shall be payable in cash upon the Change of Control.

5. Participant Acknowledgement. Participant acknowledges and agrees to be bound by the provisions in Article VIII of the LTIP concerning (a) the limitation on disclosing Confidential Information, (b) the post-termination restrictions on non-solicitation and non-competition and (c) the requirement to return Company property upon termination of employment. The Participant also acknowledges that the Company will be entitled to the repayment of the LTIP Award if the Participant engages in certain activities as specified in Article IX of the LTIP.

6. No Right to Continued Employment. The granting of the LTIP Award evidenced hereby and this LTIP Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of the Participant.

7. Legend on Certificates. The certificates representing the Shares, if any, distributed pursuant to this LTIP Agreement shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8. Transferability. The LTIP Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the LTIP Award and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws. Upon the acquisition of any Shares pursuant to the LTIP Award, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this LTIP Agreement.

11. Notices. Any notice necessary under this LTIP Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Choice of Law. This LTIP Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

13. LTIP Award Subject to LTIP. By entering into this LTIP Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the LTIP. The LTIP Award is subject to the LTIP. The terms and provisions of the LTIP, as they may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the LTIP, the applicable terms and provisions of the LTIP will govern and prevail.

14. Signature in Counterparts. This LTIP Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this LTIP Agreement to be effective as of the day and year first above written.

Graham Packaging Company, Inc.

Mark S. Burgess
Chief Executive Officer and Director

Participant

[NAME]